CINCINNATI MILACRON INC.

                    Cincinnati, Ohio 45209


               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    To be Held April 26, 1994

  The Annual Meeting of the Shareholders of Cincinnati Milacron Inc. (the "Company") will be held at the offices of the Company, 4701 Marburg Avenue, Cincinnati, Ohio 45209 on Tuesday, April 26, 1994, at 9:00 A.M., E.D.T., for the following purposes:

  1. To elect three directors.

  2. To consider and take action upon a proposed 1994 Long-Term Incentive
  Plan.

  3. To confirm the appointment of Ernst & Young as independent auditors of the Company for the fiscal year 1994.

  4. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on February 25, 1994, as the record date for determining the shareholders entitled to notice of and to vote with respect to this solicitation.

  The Annual Report of the Company for the year 1993, containing financial statements, is enclosed.

               PLEASE MARK, SIGN AND RETURN THE ENCLOSED
                    PROXY IN THE ENVELOPE PROVIDED.

                              By order of the Board of Directors,

                              Wayne F. Taylor, Vice President,
                              General Counsel and Secretary

          The date of this Proxy Statement is March 25, 1994.



















                    CINCINNATI MILACRON INC.
                      4701 Marburg Avenue
                     Cincinnati, Ohio 45209



                         PROXY STATEMENT

     ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 26, 1994


  The Proxy Statement is furnished to shareholders on or about March 25, 1994, in connection with the solicitation by the Board of Directors of Cincinnati Milacron Inc., a Delaware corporation (the "Company"), 4701 Marburg Avenue, Cincinnati, Ohio, 45209, of proxies in the accompanying form to be used at the Annual Meeting of Shareholders to be held on April 26, 1994, and any adjournment thereof. The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A shareholder who has given a proxy may revoke it by voting in person at the meeting, by giving written notice of revocation to the Secretary of the Company at the address indicated above or by giving a later dated proxy at any time before voting.

  If a choice has been specified by a shareholder with respect to any matter by means of the ballot on the proxy, the shares represented by such proxy will be voted or withheld from voting accordingly. If no choice is so specified, the shares will be voted FOR the election of the nominees for Director set forth on the proxy, FOR approval of the proposed 1994 Long-Term Incentive Plan and FOR confirmation of Ernst & Young as independent auditors of the Company for the fiscal year 1994.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and return it promptly in the accompanying envelope in order that your shares may be voted at the meeting.

  Shareholders of record of the Company's Common Stock, par value $1.00 per share ("Common Stock"), and of its 4% Cumulative Preferred Stock, par value $100 per share ("Preferred Stock"), at the close of business on February 25, 1994, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, there were outstanding 60,000 shares of Preferred Stock and 33,540,964 shares of Common Stock exclusive of shares of Common Stock held in the treasury of the Company. Each share of Preferred Stock is entitled to 24 votes.

  The Company's Amended Certificate of Incorporation, subject to certain exceptions, provides that each share of Common Stock entitles the holder thereof to ten votes on each matter to be considered at the meeting, except that no holder shall be entitled to exercise more than one vote on any such matter in respect of any share of Common Stock with respect to which there has been a change of beneficial ownership after February 1, 1991. Based on the information with respect to beneficial ownership possessed by the Company at the date of this Proxy Statement, the holders of more than half of the shares of Common Stock will be entitled to exercise ten votes per share at the meeting and the holders of the remainder of the outstanding shares of Common Stock will be entitled to one vote per share. The actual voting power of each holder of Common Stock will be based on information possessed by the Company at the time of the meeting.

  Proxy cards, with text printed in black on white stock, are being furnished to individuals with this Proxy Statement to cover shares of Common Stock with respect to which the Company's records show beneficial ownership as of February 1, 1991, or thereafter. Each of these cards has at the upper center area of the signature side an indication of the total vote to which the respective individual holder is entitled.

  Shares of Common Stock held of record in the names of banks, brokers, nominees and certain other entities are covered by Proxy cards on white stock with a blue stripe. A shareholder who has been a continuous beneficial owner since February 1, 1991, is entitled to ten votes for each share of Common Stock PROVIDED the certification form on the Proxy card with the blue stripe is completed. If this certification is not completed, a change of beneficial ownership will be deemed to have occurred after February 1, 1991, with respect to all the shares of Common Stock covered thereby, so that the holder will be entitled to only one vote per share for all such shares.

  For purposes of exercising the pass through voting rights for participants in the Company's employee benefit plans, each participant having shares of Common Stock credited to his or her account will receive a voting direction card on white stock with a pink stripe to be returned to the Trustee of those benefit plans with voting instructions.

  The holders of shares of Common Stock and Preferred Stock entitling them to exercise a majority of the total voting power of the Company's stock, present in person or by proxy, at the Annual Meeting shall constitute a quorum.

  Proxy Solicitation

  The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person or by telephone, telegraph, fax or telex. No additional compensation to such persons will be paid for such solicitation.

  Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Common Stock and Preferred Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated at $15,000, plus reasonable out-of-pocket expenses incurred by them.

                    ELECTION OF DIRECTORS

  The shares of the Preferred Stock and the shares of the Common Stock vote together as a single class for the election of Directors. The candidates receiving the greatest number of votes up to the number of directors to be elected will be elected. Abstentions and broker non-votes on returned proxies and ballots shall be counted as neither For nor Against a matter or nominee, but the shares represented by such abstention or broker non-vote shall be counted only for purposes of determining whether a quorum is present at the meeting.

  Under the Company's By-Laws, the Board of Directors is to consist of a number fixed by the Board, and is not to be less than nine nor more than fifteen members. Currently the number of Board members is set at ten, divided among three classes.

  The persons named as proxies on the enclosed Proxy card (the "Proxy Committee") intend to vote (unless authority to do so is withheld) for the re-election for a three-year term of three Directors: Darryl F. Allen, James E. Perrella and Harry C. Stonecipher. The three nominees have consented to being named as such and to serve if elected.

  In the unexpected event that, prior to the election, any one or more of the nominees shall be unable to serve, the Proxy Committee will vote for the election of such substitute nominees, and for such term or terms as the Board of Directors may propose, and in no event may proxies be voted for more than three Directors.

  The following information is furnished with respect to each nominee for election as a Director and for each other person whose terms of office as a Director will continue after the meeting:

  DARRYL F. ALLEN
  Director since 1993
  Age 50

  Member:  Audit Committee
  Term expires 1994, nominee for three-year term

  Mr. Allen is Chairman, President and Chief Executive Officer of TRINOVA Corporation, Maumee, Ohio, a world-wide manufacturer and distributor of engineered components and systems for markets which include industrial, automotive, aerospace and defense. Mr. Allen has served in his present capacity since 1991. From 1986 to 1991, he was President and Chief
  Executive Officer.   Director of TRINOVA Corporation.

  NEIL A. ARMSTRONG
  Director since 1980
  Age 63

  Member:  Executive Committee
  Audit Committee
  Term expires 1996

  Mr. Armstrong had served for more than five years, until his retirement in 1992, as Chairman, Computer Technologies for Aviation, Inc., Charlottesville, Virginia, a supplier of computer systems for business aviation. Mr. Armstrong is Chairman of AIL Systems, Inc. (a division of Eaton), manufacturer of electronic countermeasure systems, and has served in that capacity since 1989. Director of The Cincinnati Gas & Electric Co., UAL Corp., Eaton Corporation, USX Corporation, Thiokol Corp. and RMI Titanium Co.



  LYLE EVERINGHAM
  Director since 1984
  Age 67

  Member:  Executive Committee
  Personnel and Compensation Committee
  Term expires 1996

  Mr. Everingham had served for more than five years, until his retirement in 1991, as Chairman and Chief Executive Officer of The Kroger Co., a food retailer and manufacturer. Director of Capital Holding
  Corporation, Federated Department Stores and The Kroger Co.

  JAMES A. D. GEIER
  Director since 1966
  Age 68

  Member:  Personnel and Compensation Committee
  Executive Committee
  Nominating Committee
  Term expires 1996

  Mr. Geier had served for more than five years, until his retirement in 1990, as Chairman of the Company. Director of Clark Equipment Company and USX Corporation.

  HARRY A. HAMMERLY
  Director since 1992
  Age 60

  Member:  Audit Committee
  Term expires 1996

  Mr. Hammerly is Executive Vice President, Life Science Sector and International Operations of 3M Company, St. Paul, Minnesota, a world-wide manufacturer serving industrial, commercial, health care and consumer markets, and has served in that capacity since March 1994.
  From 1991 to 1994, Mr. Hammerly was Executive Vice President of International Operations and Corporate Services. From 1989 to 1991, Mr. Hammerly was Executive Vice President, Industrial and Electronic Sector and Corporate Services. Director of 3M Company and The Geon Company.

  DANIEL J. MEYER
  Director since 1985
  Age 57

  Member:  Executive Committee
  Term expires 1995

  Mr. Meyer is Chairman and Chief Executive Officer of the Company and has served in that capacity since January 1991. From 1990 to 1991, Mr. Meyer was President and Chief Executive Officer. From 1987 to 1990, Mr. Meyer was President and Chief Operating Officer. Director of Star Banc Corp., The E.W. Scripps Company and Hubbell Incorporated.

  JAMES E. PERRELLA
  Director since 1993
  Age 58

  Member:  Personnel and Compensation Committee
  Term expires 1994, nominee for three-year term

  Mr. Perrella is Chairman, President and Chief Executive Officer of Ingersoll-Rand Company, Woodcliff Lake, New Jersey, a world-wide manufacturer of machinery and equipment for automotive, construction, energy and general industries, and has served in that capacity since November 1993. He was President of Ingersoll-Rand from 1992 to 1993, and Executive Vice President from 1982 to 1992. Director of Ingersoll-Rand Company.

  RAYMOND E. ROSS
  Director since 1991
  Age 57

  Term expires 1996

  Mr. Ross is President and Chief Operating Officer of the Company and has served in that capacity since November 1991. He was elected Executive Vice President, Operations and a Director of the Company in 1991. He was Senior Vice President, Industrial Systems from 1989 to 1991. In 1989, Mr. Ross was Group Vice President, U.S. Plastics Machinery.

  DR. JOSEPH A. STEGER
  Director since 1985
  Age 57

  Member:  Executive Committee
  Nominating Committee
  Personnel and Compensation Committee
  Term expires 1995

  Dr. Steger is, and has been for more than the past five years, President, University of Cincinnati. Director of Provident Bancorp, Inc. and The Provident Bank.

  HARRY C. STONECIPHER
  Director since 1991
  Age 57

  Member:  Personnel and Compensation Committee
  Term expires 1994, nominee for three-year term

  Mr. Stonecipher is Chairman, President and Chief Executive Officer of Sundstrand Corporation, Rockford, Illinois, a manufacturer of components and subsystems for aerospace and industrial markets, and has served in that capacity since August 1991. From 1989 to 1991, Mr. Stonecipher was President and Chief Executive Officer. Director of Sundstrand Corporation, Lukens Inc., Sentry Insurance and Precision Cast Parts Corp.



          BOARD OF DIRECTORS AND BOARD COMMITTEES

  Compensation and Benefits

  The Company compensates Directors, other than Directors who are also employees of the Company, by payment of an annual retainer of $25,000, and a fee of $800 for each Board and committee meeting attended and a fee of $500 for participation in each telephone meeting. Chairmen of the Audit Committee and Personnel and Compensation Committee also receive an annual retainer of $2,000. Directors may defer for future payment all or a specified portion of their compensation and such deferred compensation earns interest at certain rates established from time to time by the Internal Revenue Service, or such compensation may be deferred to a Company stock account. In addition, the Directors may elect to be covered by $100,000 of group term life insurance. Mr. Geier provided consulting services to the Company under contract which resulted in payment of $139,000 for services in fiscal year 1993.

  In 1991, the Board of Directors approved the 1991 Restricted Stock Plan for Non-Employee Directors ("Plan") to help attract and retain highly qualified individuals and to relate non-employee Directors' compensation more closely to the Company's performance and the interest of its shareholders. Each non-employee Director elected after the effective date of the Plan and before its expiration on January 1, 1994 ("Participant"), automatically received 500 shares of restricted stock, subject to a three-year restriction against encumbering or disposing of the shares and conditioned upon the participant remaining as a Director of the Company for the restriction period. In fiscal year 1993, Messrs. Allen and Perrella each received 500 shares of restricted stock under the Plan.

  Awards of restricted shares and stock options to Directors are provided for in the 1994 Long-Term Incentive Plan. Please see Proposal to Approve the 1994 Long-Term Incentive Plan below.

  In 1989, the Board of Directors approved the Retirement Plan for Non-Employee Directors ("Director's Retirement Plan") which provides benefits for those non-employee Directors who have vested in the Director's Retirement Plan by serving on the Board for six years or more and who are not eligible to receive pension benefits from the Company or any of its subsidiaries. Non-employee Directors must resign at the Board Meeting next following his or her seventieth birthday. Benefits are for life and are paid monthly beginning on the month following the Director's seventieth birthday. An eligible Director with ten or more years of vested service shall receive a retirement benefit equal to one hundred percent of the Director's base retainer as of the last day of service. Directors having less than ten years vested service receive a reduced benefit. Directors whose benefits have vested shall receive a minimum of thirty-six monthly payments, such payment to be made to the Director's estate in the event of death prior to receiving the thirty-six payments. In the event of a change of control of the Company, all vested benefits will be paid to the Directors in one lump-sum payment calculated on a present-value basis.

  Meetings and Committees

  The Board of Directors held six meetings in fiscal year 1993. Average attendance by Directors at the aggregate of the Board and committee meetings was 97%. No director attended fewer than 80% of the aggregate of the meetings of the Board and the committees on which they served.

  The Board of Directors has established four committees with specific responsibilities. The Executive Committee is composed of five members, four non-employee Directors and one employee Director. The Committee meets only on call and may exercise, in the intervals between meetings of the Board, powers of the Board in the management of the business and affairs of the Company. The Committee held three meetings in fiscal year 1993.

  The Audit Committee is composed for three non-employee Directors. The Committee recommends to the Board of Directors the appointment of the independent auditors and meets with members of management, the independent auditors and the internal auditors, both together and privately, to review the annual financial statements, audit coverage and results, the adequacy of internal accounting controls and the quality of financial reporting. The Committee also oversees the Company's compliance with its policies regarding boycotts and questionable payments and practices. The Committee held four meetings in fiscal year 1993.

  The Personnel and Compensation Committee is composed of five non-employee Directors. The Committee recommends to the Board of Directors the compensation of the Chairman and the President, reviews the compensation of all corporate officers, reviews management manpower planning and development programs and administers management incentive programs. The Committee held three meetings in fiscal year 1993.

  The Nominating Committee is composed of three non-employee Directors. The Committee recommends to the Board of Directors the names of possible nominees for election to the Board. The Committee will consider any recommendation by shareholders of possible Director nominees submitted in writing to the Committee in care of the Secretary of the Company no later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting of Shareholders was mailed. Biographical data and the proposed nominee's written consent to be named as a nominee must be included. The Committee held three meetings in fiscal year 1993.

  Shareholder Meetings: Conduct of Business and Notice

  At any meeting of the shareholders other than the Annual Meeting, which is provided for below, only such business shall be conducted as shall have been brought before the meeting by, or at the direction of the Board of Directors or by any shareholder who is entitled to vote with respect thereto and who has given timely notice thereof in writing to the Secretary of the Company not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed.

          PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table gives information concerning the beneficial owners of more than five percent of the Company's outstanding shares of Common Stock and Preferred Stock as of February 25, 1994:




                                Common Stock

                                                      Percent of
    Beneficial Owner                    Shares         Outstanding

  The State Teachers Retirement         2,146,400           6.40
  Board of Ohio
   275 East Broad Street
   Columbus, OH 43215

  James A. D. Geier                     1,762,953(1)        5.26
   455 Delta Avenue, Suite 108
   Cincinnati, OH 45226


                                     Preferred Stock

                                                  Percent of
    Beneficial Owner               Shares         Outstanding

  State Street Bank and            11,126              18.54
  Trust Company
   P.O.Box 351
   Boston, MA 02101
   Trustee-Cincinnati Milacron
   Employee Benefit Plans

  Chase Lincoln First Bank,N.A.     6,962              11.60
   P.O.Box 820
   Rochester, NY 14603

  Provident National Bank           6,138              10.23
   Broad & Chestnut Streets
   Philadelphia, PA 19101

  McDonald & Company                 4,536              7.56
  Securities, Inc.
   2100 Society Building
   Cleveland, OH 44114

  Cincinnati Milacron Foundation     3,913              6.52
   Cincinnati, Ohio 45209 -
   (J.A.D.Geier, L.Everingham,
   N.A.Armstrong, R.E.Ross and
   D.J.Meyer, Trustees)

  James A.D. Geier                   3,049(1)           5.08
   455 Delta Avenue, Suite 108
   Cincinnati, OH 45226

  Unless otherwise noted, the above-named individuals have sole voting and investment power.

  (1) See (2) under "Share Ownership of Directors and Officers".



  SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

  Set forth in the following table is the beneficial ownership of Common Stock and Preferred Stock as of February 25, 1994, for each of the Directors and the Officers named in the Summary Compensation Table. No Director or Officer owns more than one percent of the class shown, except as set forth in the footnotes below.

  Name                   Common Shares(1)         Preferred Shares

  Darryl F. Allen               500                    0

  Neil A. Armstrong           1,050                    0

  Lyle Everingham               700                    0

  James A. D. Geier(2)     1,762,953                3,049

  Harry A. Hammerly(3)        2,636                    0

  Daniel J. Meyer(4)         381,048                 380

  James E. Perrella             500                    0

  Raymond E. Ross            214,604                   0

  Joseph A. Steger              624                    0

  Harry C. Stonecipher        4,500                    0

  Harold J. Faig              67,070                   0

  David E. Noffsinger        105,116                   0

  Alan L. Shaffer             56,330                   0

  All Officers and
  Directors
  As a Group(5)            2,939,898                3,479

  (1) The amounts shown include (a) the following shares that may be acquired within 60 days pursuant to outstanding option grants: Mr. Meyer, 293,348 shares, Mr. Ross, 192,376 shares, Mr. Noffsinger, 87,680 shares, Mr. Shaffer, 46,200 shares, Mr. Faig, 60,170 shares and 949,431 shares for all Directors and Officers as a group; (b) shares allocated to participant accounts under the Company's Performance Dividend and Savings Plan as of December 31, 1993, according to information furnished by the Plan Trustee; and (c) shares with shared voting or investment power, and those held by certain members of the individuals' families as to which beneficial ownership is disclaimed.

  (2) Mr. Geier's beneficial ownership is 5.26% of the common shares and 5.08% of the preferred shares outstanding, and includes 1,520,868 common shares and 2,821 preferred shares held in estates and trusts for the benefit of others with respect to which Mr. Geier is a fiduciary or has shared voting power, and with respect to which voting power may be delegated to the trustee, 18,942 common shares in an IRA and 10,775 common shares in the name of Mr. Geier's wife.

  (3) Mr. Hammerly's beneficial ownership includes 1,104 credits of stock units under the Company's deferred compensation plan for non-employee directors.

  (4) Mr. Meyer's beneficial ownership is 1.14% of the common shares and 0.63% of the preferred shares outstanding and includes 1,200 common shares in the name of Mr. Meyer's wife as custodian for their children.

  (5) Directors and Officers beneficial ownership as a group is 8.77% of the common shares (21 persons) and 5.80% of the preferred shares (3 persons) outstanding.

  PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  To Our Shareholders
  The Company's Personnel and Compensation Committee of the Board of Directors (the "Committee") annually reviews and recommends to the full Board compensation levels for the officers of the Company. The
  Committee consists entirely of Board members who are not employees of the Company.

  The Committee's primary objective in establishing compensation opportunities for the Company's officers is to support the Company's goal of maximizing the value of shareholders' interests in the Company. To achieve this objective, the Committee believes it is critical to:

     Hire, develop, reward and retain the most competent executives, and to provide compensation opportunities for executives which are competitive in the marketplace, which includes all companies in the Performance Graph below for the S&P Machine Tool Index.

     Encourage decision making that enhances shareholder value. The Committee believes that this objective is promoted by providing short-term and long-term incentive opportunities that are tied to performance measures which are payable in cash and/or shares of Company stock.

     Provide incentive opportunities which link corporate performance and executive pay. The Committee believes in paying executives competitive levels of incentive compensation when corporate financial performance expectations are achieved.

     Promote a close identity of interests between management and the Company's shareholders by rewarding positive results through the payment of Company stock where applicable.

  The Committee reviews the compensation for all corporate officers, including the individuals whose compensation is detailed in the proxy statement. This is designed to ensure consistency throughout the compensation process. The Committee makes all decisions pertaining to the determination of the Company's executive compensation plans which promote the objectives detailed above. The Committee believes that the Company's current compensation programs support the Company's business mission and contribute to the Company's financial success. The Compensation Committee considers the entire pay package when establishing each componentof pay.

  The Committee will take into account Section 162(m) of the Internal Revenue Code while reviewing its policies with respect to the qualifying compensation paid to its executive officers.


                    COMPONENTS OF COMPENSATION


  Base Salary
  The Committee annually reviews each officer's base salary. The factors which influence Committee determinations regarding base salary include: job performance, level of responsibilities, breadth of knowledge, prior experience, comparable levels of pay among executives at regional and national market competitors, which includes all companies in the Performance Graph below for the S&P Machine Tool Index, and internal pay equity consideration. Base pay data is compared with survey information compiled by independent compensation consulting firms. Increases to salary levels are performance driven. Base salaries are targeted at the market average, after adjusting for company size.

  Annual Incentive Compensation
  The Company's officers, including the CEO, are eligible for an annual cash bonus under its Short-Term Management Incentive Plan. The Corporate performance measure for bonus payments is based on economic value added (EVA) whereby return on capital must exceed the cost of capital, thereby enhancing shareowner value at the corporate and/or division levels. The Committee, where appropriate and when EVA is achieved, also considers accomplishment of unweighted non-financial goals and objectives established at the beginning of each year.

  The Short-Term Management Incentive Plan provides a balance between the short-term financial goals and long-term objectives of the Company. No corporate-wide EVA bonus was paid in 1993. Certain operating divisions, however, did earn their EVA and officers specifically responsible for these operations received bonuses.

  Long-Term Incentive Compensation
  The 1991 Long-Term Incentive Plan, which expired January 1, 1994, was approved by shareholders and established a long-term financial performance goal which must be achieved in order for executives and certain key employees to receive targeted payments. This objective is based upon achieving a percentage return on capital (Performance Goal) that exceeds the cost of capital. The Performance Goal is established by the Committee, subject to the approval of the Board of Directors, and is measured over a three-year period. No payments were made in 1993.

  Under the 1991 Long-Term Incentive Plan, stock options were granted to the Company's key employees including its officers. Current stock holdings of the officers are not considered when either restricted stock awards or stock options are granted. No stock options were granted under the 1991 Long-Term Incentive Plan for 1993 since options are granted on a three-year cycle by reference to market place practice, and it was determined by the Committee that the cycle's goal had already been achieved by the 1991 and 1992 grants.

  Stock options granted in 1991 and 1992 were designed to align the interests of executives with those of the shareholders. Stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant and vest equally over two years. This approach was designed to focus executives on the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

  CEO Compensation
  The compensation of the CEO reflects the same elements as those used in determining the compensation of other corporate officers. The Committee also considers the leadership and effectiveness of the CEO in offering direction and strategic planning for the company and in dealing with major corporate problems and opportunities. The CEO's base salary in 1993 was increased in conjunction with the progress of the Company's restructuring efforts, improvement of the balance of the Company's business to improve cash flow generation, and continuous success in introducing to the market a number of new products under its Wolfpack design program. In accordance with the respective terms of the Short-Term Incentive Plan and the 1991 Long-Term Incentive Plan, no bonus payments were made to the CEO for 1993. Since options designated for officers under the 1991 Long-Term Incentive Plan were granted in 1991 and 1992, the Committee did not award stock options to the CEO during 1993.

                         The Personnel and Compensation Committee

                                   Lyle Everingham

                                   James A. D. Geier

                                   James E. Perrella

                                   Joseph A. Steger

                                   Harry C. Stonecipher
































  Stock Option Loan Programs

  A Key Employee Stock Option Loan Program, approved by the Board of Directors of the Company, is applicable to key employees who have received stock options pursuant to the Company's Long-Term Incentive Plans. A related program, the Key Employee Withholding Tax Loan program, is applicable to those stock options. These loan programs provide loans to employees up to the amount due in cash for the exercise price of the stock options and any required withholding taxes as a result of exercising such options. These loans are to be repaid on terms of regular payments of not more than 10 years unless the related stock is divested by the employee prior to said time, in which case all amounts owing become payable. The interest rates for these loans are established from time to time by the Personnel and Compensation Committee in compliance with Internal Revenue Service guidelines. As of February 25, 1994, the interest rate for all outstanding stock option loans was six percent per annum.

  Annual Retirement Benefits

  The calculation of estimated annual retirement benefits under the Company's regular retirement plan (the "Retirement Plan"), is based upon years of service and average earnings for the highest five consecutive years of service. Earnings include all cash compensation, including amounts received or accrued under the Short-Term Management Incentive Program, but exclude benefits or payments received under Long-Term Incentive Plans or any other employee benefit plan. The Retirement Plan is non-contributory and limits the individual annual benefit to the maximum level permitted under existing law. The credited years of service under the Retirement Plan for the executive officers named in the Summary Compensation Table set forth below are: 24 for D. J. Meyer, 33 for D. E. Noffsinger, 25 for R. E. Ross, 21 for A. L. Shaffer, and 27 for H. J. Faig. Directors who are not officers or employees of the Company are not eligible to participate in the Retirement Plan, but are eligible to participate in the Director's Retirement Plan described above.

  The table below shows examples of pension benefits which are computed on a straight life annuity basis before deduction of the offset provided by the Retirement Plan, which depends on length of service and is up to one-half of the primary Social Security benefit:
















Highest Consecutive                Estimated Annual Pension for
Five-Year                     Representative Years of Credited Service
Average Compensation          10        15        20        25        30       35 or More

$ 60,000                    $ 9,000    $ 13,500  $ 18,000  $ 22,500  $ 27,000  $ 31,500
  80,000                     12,000      18,000    24,000    30,000    36,000    42,000
 100,000                     15,000      22,500    30,000    37,500    45,000    52,500
 200,000                     30,000      45,000    60,000    75,000    90,000   105,000
 300,000                     45,000      67,500    90,000   112,500   135,000*  157,500*
 400,000                     60,000      90,000   120,000*  150,000   180,000*  210,000*
 500,000                     75,000     112,500   150,000*  187,500   225,000*  262,500*





*Under existing law, payments of annual benefits in excess of $115,641 may not be made by the Retirement Plan, but may be paid directly by the Company as described in the following paragraph.

In an effort to attract and retain experienced executives, the Board of Directors approved a program wherein certain officers are guaranteed annual pensions of not less than 52.5% and not more than 64.5% of their highest average pay in a consecutive five-year period (subject to deduction of one-half of the primary Social Security benefit and benefits, if any, from prior employers). Other officers are entitled upon retirement to a pension benefit of not less than that to which they normally would be entitled under the Retirement Plan if there were no cap under existing law and not more than 60% of their highest average pay in a consecutive three-year period.
In both cases, such pensions include an amount payable under the Retirement Plan and are not subject to the maximum limitation imposed on qualified plans such as the Retirement Plan.


















                                      Summary Compensation Table

                                       Annual Compensation (1)                         Long-Term Compensation
                                                                       Other           Awards                  Payouts
                                                                       Annual   Restricted   Stock     LTIP    All Other
Name      Principal Position           Year  Salary         Bonus      Comp.(2) Stock       Options  Payouts   Comp.

D.J.Meyer      Chief Executive Officer      1993  $479,520      $      0      -      $93,900          0     $0         $0
               Chief Executive Officer      1992  $443,569      $189,000      -      $93,600     50,000     $0         $0
               Chief Executive Officer      1991  $401,245      $ 80,000      -      $91,438    150,000     $0         $0

R.E.Ross       Chief Operating Officer      1993  $312,694      $      0      -      $64,556          0     $0         $0
                 and President
               Chief Operating Officer      1992  $279,154      $118,000      -      $61,425     50,000     $0         $0
                 and President
               Executive Vice President/    1991  $184,800      $ 40,000      -      $84,869     84,000     $0         $0
                 President

D.E.Noffsinger Senior Vice President        1993  $201,916      $ 12,100      -      $43,037          0     $0         $0
               Senior Vice President        1992  $190,032      $ 72,100      -      $36,563     17,000     $0         $0
               Senior Vice President        1991  $174,785      $ 22,000      -      $36,575     34,500     $0         $0

A.L.Shaffer    Group Vice President         1993  $197,472      $ 59,200      -      $43,037          0     $0         $0
               Group Vice President         1992  $158,848      $ 72,100      -      $32,175     15,000     $0         $0
               Group Vice President         1991  $151,060      $ 18,000      -      $31,350     30,000     $0         $0

H.J.Faig(3)    Vice President               1993  $165,920      $ 19,700      -      $35,212          0     $0         $0
               Vice President               1992  $138,005      $ 69,500      -      $27,788     15,250     $0         $0
               Vice President               1991  $115,115      $ 20,000      -      $24,819     31,500     $0         $0





(1) Includes amounts earned in fiscal year.
(2) The total amount of Other Annual Compensation was less than the level required for reporting.
(3) Elected Group Vice President in February, 1994.

NOTE: The total number of restricted shares, held by the listed officers, and the aggregate market value at January 1, 1994 are as follows: Mr. Meyer held 18,200 shares valued at $400,400; Mr. Ross held 15,600 shares valued at $343,200; Mr. Noffsinger held 7,500 shares valued at $165,000; Mr. Shaffer held 6,800 shares valued at $149,600; and Mr. Faig held 5,600 shares valued at $123,200. Dividends are paid on the restricted shares at the same time and the same rate as dividends paid to the shareholders on unrestricted shares. Aggregate market value is based on a fair market value of $22.00 at January 1, 1994.












                            Aggregated Option Exercises in Last Fiscal Year
                              and Fiscal Year-End Option Values Table





          Number of                              Total Number of                      Total Value of
           Shares                              Unexercised Options                Unexercised, In-the-Money
          Acquired on       Value             Held at Fiscal Year-End           Options Held at Fiscal Year-End
Name      Exercise          Realized      Exercisable    Unexercisable         Exercisable(1)  Unexercisable(1)

D.J.Meyer      0                $0            268,348        25,000              $1,780,813      $187,500
R.E.Ross       0                $0            167,376        25,000              $1,400,100      $187,500
D.E.Noffsinger 20,000           $316,250       79,180         8,500              $  438,322      $ 63,750
A.L.Shaffer    52,108           $678,121       38,700         7,500              $  129,821      $ 56,250
H.J.Faig       15,000           $159,375       52,545         7,625              $  372,319      $ 57,188

(1) Based on a fair market value of Company stock on January 1, 1994, of $22.00.




                                      Long-Term Incentive Plan Awards Table

                                 Performance
               Number of         Of Other                      Estimated Future Payouts(1)
               Shares, Units     Period Until                Under Non-Stock Price Based Plans
Name           or Other Rights   Payout                   Threshold         Target        Maximum


D.J.Meyer          4,800         3 years                    4,800           14,400         19,200
R.E.Ross           3,300         3 years                    3,300            9,900         13,200
D.E.Noffsinger     2,200         3 years                    2,200            6,600          8,800
A.L.Shaffer        2,200         3 years                    2,200            6,600          8,800
H.J.Faig           1,800         3 years                    1,800            5,400          7,200



(1) Performance shares are based upon achievement of an average Return on Capital that exceeds an average Cost of Capital over a three-year period. The Committee establishes criteria so that performance exceeding the average cost of capital can result in a payout ranging from a threshold level to a maximum amount of four times the threshold.





                            PERFORMANCE GRAPH







































                  PROPOSAL TO APPROVE THE
               1994 LONG-TERM INCENTIVE PLAN



The Board of Directors and the Personnel and Compensation Committee (the "Committee") have continued to review the Company's compensation programs and have concluded that it is desirable for the shareholders to adopt the 1994 Long-Term Incentive Plan (the "Plan"). The shareholders approved Long-Term Incentive Plans in 1979 and 1982, both of which terminated December 31, 1983. The shareholders subsequently approved the 1984 Long-Term Incentive Plan which terminated December 31, 1987, a 1987 Long-Term Incentive Plan which expired December 31, 1990, and a 1991 Long-Term Incentive Plan which expired January 1, 1994, and which will be replaced by the Plan proposed herein. The Board of Directors believes that these programs have proven beneficial to the Company and have advanced its interests in attracting and retaining outstanding management personnel and motivating key employees. For the Plan to be effective, it must be approved by a majority of the shareholders present, either in person or by proxy, and entitled to vote.

The essentials of the Plan are outlined below. The full text of the Plan appears as Exhibit A to this proxy statement, and the following outline is qualified in its entirety by reference to such text.

Awards

Recipients of awards are approved by the Committee and are limited to key employees of the Company or its subsidiaries who are in a position to make a major contribution to the long-term success of the Company. Non-employee Directors will receive 500 shares of restricted stock upon their initial election to the Board of Directors and 1,000 non-qualified stock options each year that the Plan is in place. The forms of award that may be granted under the Plan are as follows:

(a) Non-Qualified Stock Options ("NQSO's"). These options are similar to the stock options granted under the 1991 Plan. NQSO's expire ten years after the date of grant. The purchase price per share of common stock covered by NQSO's will not be less than 100% of fair market value on the date of grant. The purchase price of common stock covered by a stock option is payable in cash, by tendering shares of common stock already owned by the employee or non-employee director, through financing provided by the Company under its Key Employee Stock Option Loan Program or otherwise or any combination of the foregoing.

(b) Incentive Stock Options ("ISO's"). An employee may receive a stock option in the form of an ISO up to the maximum fair market value at date of grant as established by the Internal Revenue Code of 1986 (the "Code") (which is currently $100,000 in a calendar year). ISO's expire within ten years after the date of grant. The purchase price per share of common stock covered by ISO's is 100% of the fair market value of a share of common stock on the date ISO's are granted. The methods of purchase are the same as of NQSO's.

(c) Performance Awards. Performance awards will be rights to receive cash or stock payments, based upon the Company's performance related to return on capital in excess of the before-tax cost of capital during each fiscal year the Plan is in place. Participants may elect to receive performance awards in cash or in common stock. In the event the participant elects to receive common stock, the Company will match the number of shares received with shares of restricted stock.

(d) Restricted Stock Awards. These are awards of common stock granted to a participant without the payment of any cash consideration by the participant, but which are held by the Company and subject to a 3-year restriction against selling, encumbering or disposing of the shares. Except in the case of death, retirement or disability of a participant or an exception made by the Committee, restricted stock awards are subject to forfeiture if the participant ceases to be in the employ of the Company or its subsidiaries or ceases to be a non-employee director of the Company during a specified period of time.

Administration, Participation and Shares Awarded

The Plan is administered by the Committee. No member of the Committee shall be eligible for participation in the Plan except as stated in "Awards" above. It is anticipated that approximately 150 employees will participate in this Plan. This includes Messrs. D. J. Meyer, R. E. Ross, A. L. Shaffer and H. J. Faig, and includes 8 other executive officers as a group. It is anticipated that options for approximately 500,000 shares of common stock will be granted in 1994. It is also anticipated that restricted stock awards for approximately 20,000 shares of common stock will be awarded in 1994. A maximum of 2,000,000 shares of common stock in the aggregate may be delivered or awarded pursuant to the Plan. Shares subject to restricted stock awards, other than those awarded to officers and directors of the Company, which are forfeited or unearned and shares subject to options which expire or terminate shall be available for future awards.

Adjustments

If there is a change in the capital structure of the Company because of any stock dividend or split, recapitalization, merger, consolidation or other similar corporate change or any distribution to common shareholders other than a cash dividend, the Committee shall make such adjustment as, in its discretion, it deems equitable in the maximum number of shares issuable under the Plan, the number of outstanding stock options and the option price and the performance awards and shares of restricted stock.

Amendments and Termination

The Board of Directors may terminate or amend the Plan in whole or in part provided it does not adversely affect any rights or obligations with respect to awards which have been made under the Plan. Unless approved by shareholders, the Board of Directors may not (1) increase the total number of shares reserved for grant pursuant to the Plan (other than the provisions in "Adjustments" above), (2) change the class of employees eligible to be participants, (3) decrease the minimum option prices stated in the Plan, (4) extend the expiration of the Plan, or (5) extend the maximum period during which stock options may be exercised or reduce the restriction period for restricted stock awards.

Change of Control

In the event of a change of control of the Company, (1) all of the time periods relating to the exercise or realization of awards of stock options, performance awards or restricted stock, will be accelerated, (2) deferrals of Company stock will be released, and (3) Performance Awards eligible to be earned will be payable in full.

Tax and Accounting Consequences

The federal income tax consequences and accounting treatment with respect to awards under the Plan differ depending on the form of award.

(a) An individual receiving an NQSO award under the Plan will not be in receipt of taxable income under the Code and regulations thereunder on the date of grant of the option. An individual will generally recognize ordinary compensation income at the time the option is exercised in the amount that the fair market value of the shares on the date of exercise exceeds the option price. The Company will be entitled to a deduction at the time and in the amount that ordinary compensation income is recognized by the individual. The disposition of shares acquired upon exercise of an NQSO will generally result in a capital gain or loss for the optionee but will have no income tax consequences for the Company.

(b) An individual receiving an ISO award under the Plan will not be in receipt of taxable income upon the grant of the option or at the time of exercise of the option. The individual will have a gain taxed at capital gain rates when he sells the shares, if he holds the shares for at least one year after the ISO is exercised and he sells the shares at least two years after the grant of the option. If the individual sells the shares before that time, the individual will recognize ordinary compensation income at the time of sale in amounts determined under the rules of the Code and the balance of any gain and any loss will be treated as a capital gain or loss. The Company will not be entitled to a deduction in connection with the exercise of an ISO or thereafter except that the Company will be entitled to a deduction equal to any ordinary compensation income so recognized by the individual.

(c) Under current accounting principles, neither the grant nor exercise of stock options result in any charge to the Company's earnings. Options outstanding, if dilutive, will be a factor in determining earnings per share.

(d)  With respect to restricted stock awards, an individual may elect under
Section 83(b) of the Code to include, as compensation income, the fair market value of the shares at the time of grant (determined without regard to any lapsed restrictions). If the election is not made, the individual will have compensation income at the end of the restriction period equal to the fair market value of the shares at that time. The Company will receive a corresponding deduction at the same time and in the same amount as the individual has income.

(e) An individual will recognize income upon the payment of performance awards and the Company will receive a corresponding deduction at the same time and in the same amount as the individual has income.

(f) Special rules may apply to officers and directors subject to liability under Section 16(b) of the Securities Exchange Act of 1934 that may postpone the recognition of income by such individuals (unless they elect to the contrary) and the corresponding deduction by the Company to a date up to six months following the grant of an option or the receipt of restricted stock, or shares pursuant to a performance award.













































THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO
APPROVE THE CINCINNATI MILACRON 1994 LONG-TERM INCENTIVE PLAN.

               INDEPENDENT AUDITORS

The Board of Directors has appointed Ernst & Young as independent auditors of the Company and its subsidiaries for the fiscal year 1994.

While there is no legal requirement that the selection of auditors be submitted to a vote of the shareholders, such procedure has been recommended by the Board of Directors because it believes that the selection of auditors is of sufficient importance to justify shareholder ratification. In the event that the shareholders do not confirm the selection, the Board of Directors will reconsider its selection. Confirmation of the appointment will require the affirmative vote of the holders of shares of the Common Stock and the Preferred Stock entitled to cast a majority of the total number of votes represented by the shares of such stock, voting together as a single class.

                 THE BOARD OF DIRECTORS RECOMMENDS THAT
               THE SELECTION OF ERNST & YOUNG BE CONFIRMED

                  SHAREHOLDER PROPOSALS FOR THE
               1995 ANNUAL MEETING OF SHAREHOLDERS

In order for shareholder proposals for the 1995 Annual Meeting of Shareholders to be eligible for inclusion in the Company's proxy material, they must be received by the Company at its principal office in Cincinnati, Ohio, prior to November 24, 1994.

                            OTHER MATTERS

The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters.

                       By order of the Board of Directors
                       CINCINNATI MILACRON INC.

                       Wayne F. Taylor,
                       Vice President, General Counsel and Secretary

Cincinnati, Ohio
March 25, 1994